Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: September 8, 2004

CONTACT:	Kevin M. Tomlinson	Patrick W. Hurley
	Chief Executive Officer	Chief Financial Officer
	(303) 320-8800	(303) 320-8800

SPORT-HALEY, INC.  ANNOUNCES DEATH OF CHAIRMAN -
ROBERT G. TOMLINSON

Denver, Colorado – September 8, 2004 - Sport-Haley, Inc. (NASDAQ NMS – SPOR) (the “Company”) announced today that Robert G. (“R.G.”) Tomlinson, Chairman of the Board of Directors, passed away this morning after an extended illness. Mr. Tomlinson had been suffering from various respiratory ailments. “Everyone at Sport-Haley and the Tomlinson family is greatly saddened by R.G.’s death,” stated Kevin M. Tomlinson, Chief Executive Officer and R.G.’s son. “We will all miss him dearly, both on a personal level and for his invaluable contributions to Sport-Haley. For the past twelve years, R.G. has ably guided Sport-Haley, as the Company’s Chief Executive Officer and/or Chairman of the Board, and has been a vital figure in the golf apparel industry.”

The Board of Directors expects to appoint a successor Chairman in the coming weeks.

Sport-Haley, Inc. designs, purchases, contracts for the manufacture of, and markets quality men’s and women’s fashion golf apparel and outerwear under the HALEY® label and premium men’s apparel under the Ben Hogan® label. HALEY® fashion golf apparel, known for its innovative design, quality fabrics, generous fit and classic style is marketed in the premium and mid-priced markets through a network of independent sales representatives and distributors to golf professional shops, country clubs and resorts across the United States and internationally. HALEY® apparel is also marketed to corporate, college and other markets. Ben Hogan® apparel is marketed to elite golf professional shops, upscale resorts and exclusive department stores within the United States.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: When used in this release, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions and financial trends including, without limitation, business conditions and growth in the fashion golf apparel market and the general economy, competitive factors, and price pressures in the high-end golf apparel market; general economic conditions resulting from threats or acts of war or terrorism; risks associated with an increasing percentage of sales relating to licensed apparel; inventory risks due to shifts in market demand and/or price erosion of purchased apparel, raw fabric and trim; cost controls; changes in product mix; loss or reduced manufacturing capacity of significant suppliers; loss or delay of shipments of finished goods from foreign suppliers; and, other risks or uncertainties detailed in Securities and Exchange Commission filings made by Sport-Haley, Inc. Such statements are based on management’s current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the actual plan of operations, business strategies, operating results and financial position of Sport-Haley, Inc. could differ materially from those expressed in, or implied by, such forward-looking statements.

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